EXHIBIT 23.2

INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Adams Golf, Inc.:

We consent to incorporation by reference in Registration Statement No. 333-112622 on Form S-8 of Adams Golf Inc. of our report dated January 28, 2004 relating to the consolidated balance sheets of Adams Golf, Inc. and subsidiaries as of December 31, 2003 and the related consolidated statements of operations, stockholders' equity and cash flows and the related financial statement schedule for each of the years in a two-year period ended December 31, 2003, which report is included in the December 31, 2004 Annual Report on Form 10-K of Adams Golf, Inc.

/S/ KPMG, LLP

March 21, 2005